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                                                               November 21, 2001

Ian Ashken
c/o Marlin Equities, LLC
555 Theodore Fremd Avenue
Suite B-302
Rye, New York 10580

Dear Ian:

     You and the undersigned, Find/SVP, Inc. (the "Company") have had discussions regarding your engagement as a consultant to the Company. When agreed to and accepted by you in the space provided below, the following shall constitute our agreement regarding the foregoing:

         1. Consulting Services.

            (a) The Company hereby engages you, and you hereby accept the engagement, to render consulting services to the Company on all aspects of its business, including, without limitation, finance, mergers and acquisitions, and management, and to help the Company develop a strategic plan for its business (collectively, the "Services").

            (b) The Services shall be rendered by you on an "as needed" basis.

            (c) The Services shall commence as of the date hereof and shall continue for a period of three (3) years, unless sooner terminated by either party upon thirty (30) days prior written notice to the other party.

            (d) As compensation for the Services, the Company shall grant and deliver to you a ten year Non-Incentive Stock Option (the "Option") to purchase seventy thousand (70,000) shares of the Company's common stock, par value $.0001 per share at a price of $.41 per share, pursuant to the terms of the Company's 1996 Stock Option Plan (which would be amended to increase the number of shares covered by such Plan to facilitate the issuance of the Options to be granted hereunder) or a new stock option plan to be adopted by the Company. The Option shall vest ratably at the end of each of the first three years of its term, and such vesting shall accelerate and vest immediately in the event of a Change in Control of the Company or upon termination of this Agreement without "cause", or upon your death or permanent disability. For the purpose of this Agreement, a "Change of Control" shall mean:

               (i) The acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")

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(excluding, for this purpose, you, any group (as defined above) of which
Employee is a member, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

               (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

         2. Confidentiality; Non-Compete; Non-Solicitation.

            (a) You acknowledge that the Company is in the information services business and that as a consultant you will be familiar in detail with the activities of the Company and will participate in formulating the activities; that you will continue to be familiar in detail with the activities and future plans of the Company as they continue to develop during your consulting term; and that your position will give you a thorough knowledge of the Company's customers, suppliers and servicing and marketing operations and will place you in close and continuous contact with the Company's customers and suppliers. You further acknowledge that if you were to compete with the Company by organizing, directing, advising, assisting or becoming an employee of or consultant to any business entity, as defined below, competing with the Company, you could do great harm to the Company and would materially diminish or destroy the value to the Company of its customer and supplier relationships and servicing and marketing arrangements.

            Accordingly, during the term of this agreement and for a period of one (1) year immediately following the termination thereof (the term of this agreement and the subsequent one (1) year period being collectively referred to as the "Covenant Period") unless otherwise consented to by the Company in writing, you shall not, within any city, town or county in which the Company or any of its affiliates conducts or does any business, directly or indirectly, either for yourself or as an officer, director, stockholder, partner, associate, employee, consultant, agent, independent contractor, or representative, become or be interested in or associated with any other business or business entity, as defined below (except a parent, subsidiary or affiliate of the Company), which is engaged directly or indirectly in any line of business which is competitive with any line of business in which the Company may be engaged at the time of termination of your consulting services hereunder; provided, that the you shall be permitted to own less than a 5% interest as a stockholder (and in no other capacity) in a company which is listed on any stock exchange or recognized over-the-counter market system even though it may be in competition with the Company. The

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restrictions of this Section 2 shall not apply in the event of a Change of
Control or termination of this Agreement by the Company without cause.

            As used in this Agreement, the term "business entity" shall include, but not be limited to, any corporation, firm, partnership, association, trust, group, joint venture, or individual proprietorship.

            (b) You shall not, during the Covenant Period or thereafter, disclose to any business entity any confidential information regarding the customers, suppliers, marketing arrangements or methods of operation of the Company, or any other confidential information of the Company, except that nothing contained in this sentence shall be construed to prevent you from using or disclosing any general technical knowhow and information that is (i) in the public domain or of a nature known generally throughout the industry, (ii) required by law, (iii) was known to you prior to its disclosure by the Company,
(iv) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you; (v) becomes available to you through a source other than the Company, or (vi) is independently developed by you.

            (c) You shall, during the term of this agreement, promptly reveal to the Company all matters coming to your attention pertaining to the business or interests of the Company.

            (d) Unless otherwise consented to by the Company in writing, you shall not, for a period of one (1) year immediately following the termination of your consulting services, hire or solicit for hiring, on your own behalf or on behalf of any business entity, any person known to you to be a key employee of the Company as of the date of termination.

            (e) You shall not, during the term of this agreement or upon termination thereof, remove from the offices of the Company, any studies, samples, reports, plans, contracts, publications, customer lists or other similar items nor copies or facsimiles thereof, except as the same may relate to the performance of your duties hereunder, or as otherwise authorized by the Company.

            (f) The provisions of Section 2 of this agreement contain a number of separate and divisible covenants, all of which are included respectively in said Section for the purpose of brevity only, and each of which shall be construed as a separate covenant and shall be separately enforceable, and if any court of competent jurisdiction shall determine that any part of said Section, or any part of any sentence or paragraph thereof, or any such separate covenant therein contained, is unduly restrictive or void, the remaining part or parts, or the other separate covenants, shall be considered valid and enforceable, notwithstanding the voidance of such part or separate covenant.

            (g) You acknowledge that it will be impossible to measure in money the damage to the Company of a breach of any of the provisions of Section 2; that any such breach will cause irreparable injury to the Company and that the Company, in addition to any other rights and remedies existing at law or equity or by statute, shall be entitled to an seek injunction or restraining order restraining you from doing or continuing to do any such acts and any other violations or

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threatened violations of Section 2, and you hereby consent to the issuance of any such injunction or restraining order without bond or security.

         3. Expenses. The Company shall reimburse you for all reasonable expenses incurred by you in connection with the business of the Company; provided that you shall submit proper supporting documentation for such expenses.

         4. Notices.

            All notices required or permitted to be given by any party hereunder shall be in writing and delivered in person or mailed by registered or certified mail, return receipt requested, to the other parties addressed as follows:

            (a) If to you to Ian Ashken c/o Marlin Equities, LLC, 555 Theodore Fremd Avenue Suite B-302, Rye, New York 10580 with a copy to Robert L. Laurence, Esq., c/o Kane Kessler PC, 1350 Avenue of the Americas, New York, New York 10019.

            (b) If to the Company to 625 Avenue of the Americas, New York, New York 10011; or to such other addresses as the parties may direct by notice given pursuant hereto. Any notice mailed as provided above shall be deemed completed on the date of receipt.

         5. Entire Agreement.

            The provisions hereof constitute the entire agreement between the parties with respect to the subject matter hereof and supersede, replace and terminate all existing oral or written agreements concerning such subject matter. No modification, supplement or discharge hereof shall be effective unless in writing and executed by or on behalf of the parties hereto.

         6. Waiver.

            No waiver by any party of any condition, term or provision of this agreement shall be deemed to be a waiver of a preceding or succeeding breach of the same or any other condition, term or provision hereof.


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         7. Assignability.

            This agreement, and its rights and obligations may not be assigned by you. This agreement shall be binding upon the Company and its successors and assigns; provided, however, that you may assign this Agreement to an entity in which you own a majority of the equity interests.

         8. Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         9. Arbitration.

            Any dispute or controversy arising among or between the parties hereto regarding any of the terms of this agreement or the breach hereof, the determination of which is not otherwise provided for herein, on the written demand of any of the parties hereto shall be submitted to and determined by arbitration held in the City of New York in accordance with the rules then obtaining of the American Arbitration Association. Any award or decision made by the arbitrators shall be conclusive in the absence of fraud, and judgment upon said award or decision may be entered in any court having jurisdiction thereof.

         10. No Third Party Beneficiaries.

            Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed for the benefit of any other person or entity.

         11. Due Authorization.

            The execution delivery and performance of this Agreement by the Company has been duly authorized by all require corporate sections on the part of the Company.


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         12. Execution in Counterparts.

            This Agreement may be executed in counterparts, all of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatures.

                                            Very truly yours,

AGREED TO AND ACCEPTED:                     FIND/SVP, INC.

                                            By:
---------------------------------              ---------------------------------
IAN ASHKEN



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